Exhibit 10.1

AUDIOEYE, INC.

2020 EQUITY INCENTIVE PLAN

Performance Stock Unit Agreement

AudioEye, Inc. (the “Company”), pursuant to its 2020 Equity Incentive Plan (the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:	David Moradi
Target Number of Performance Stock Units:	100,000
Maximum Number of Performance Stock Units:	100,000
Grant Date:	March 11, 2021
Performance Period:	March 11, 2021 – March 11, 2026
Vesting Schedule:	The number of Units determined in accordance with Exhibit A to have been earned will vest* from time to time on each of the dates the Committee certifies such performance results, subject to earlier vesting or termination as provided in the attached Terms and Conditions
Performance Goals:	See Exhibit A
* Assumes your Service as Interim Chief Executive Officer or Chief Strategy Officer has been continuous from the Grant Date to the applicable vesting date.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Performance Stock Units.

PARTICIPANT:	AUDIOEYE, INC.

/s/ David Moradi	By:	/s/ James Spolar
	Title:	General Counsel and Secretary

AUDIOEYE, INC.

2020 Equity Incentive Plan

Performance Stock Unit Agreement

Terms and Conditions

1.             Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 100% of the Target Number of Units, but may not exceed the Maximum Number of Performance Stock Units specified on the cover page of this Agreement. Each Unit that is earned as a result of the Performance Goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.             Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a domestic relations order. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to extent the Units have been earned and thereafter vest as provided in Sections 4 and 5.

3.             No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested Units as provided in Section 6.

4.             Vesting, Acceleration and Forfeiture of Units. The Units shall vest at the earliest of the following times and to the degree specified.

(a)           Vesting. The number of Units that have been earned from time to time during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest on the applicable Vesting Date, so long as your service as Interim Chief Executive Officer or Chief Strategy Officer (“Service”) has been continuous from the Grant Date to each Vesting Date. For these purposes, the “Vesting Date” means each date the Committee certifies (i) the degree to which any Performance Goals have been satisfied as determined in accordance with Exhibit A, and (ii) the number of Units that have been earned based on such determination.

(b)           Termination Without Cause. Notwithstanding anything herein to the contrary, the Units will accelerate vesting and become 100% vested if, on or prior to the 5th anniversary of the Grant Date, Participant’s employment is terminated by the Company without Cause. For this purpose, “Cause” shall consist of a termination due to the following as specified in the notice of termination (and in each case Participant fails to cure within thirty (30) days of delivery of such notice of termination, except as to clauses (v) or (vi), which shall not be subject to cure) (i) Participant’s failure, subject to the relaxed standard in Section 1(c) of the Participant’s employment agreement with the Company, to substantially perform the fundamental duties and responsibilities associated with the position(s) he holds for any reason, including Participant’s failure or refusal to carry out reasonable instructions; (ii) Participant’s breach of any material written Company policy; (iii) Participant’s gross misconduct in the performance of Participant’s duties for the Company; (iv) Participant’s material breach of the terms of the Participant’s employment agreement with the Company; (v) Participant being convicted of, or pleading nolo contendere or equivalent to, any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (vi) any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations).  Prior to any termination for Cause, and subsequent to any applicable thirty (30) day period of time within which Participant may be permitted to cure, Participant will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there must be at least a majority vote of the full Board (other than Participant) to terminate him for Cause.

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(c)           Change in Control. In the event of a Change in Control on or prior to the 5th anniversary of the Grant Date, the Performance Period shall end on the date of such Change in Control and the Committee shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such information then available as it deems relevant and (ii) cause to be paid to the Participant all or a portion of the Units with respect to Performance Goals for the Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals or, if not determinable, assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee. To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (i) and (ii) shall occur in a manner and at a time which allows the Participant the ability to participate in the Change in Control with respect to the shares of Common Stock subject to this Award.

(d)           Forfeiture of Unvested Units. To the extent any of Sections 4(a) through (c) is applicable to this Award, any Units that do not vest on the applicable vesting date as provided therein shall immediately be forfeited. If your Service terminates prior to the end of the Performance Period under circumstances other than as set forth in Sections 4(b) through (c), all unvested Units shall immediately be forfeited.

5.             Settlement of Units. As soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following the vesting date), the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 7 and compliance with all applicable legal requirements as provided in Section 16(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

6.             Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on the date this Award vests pursuant to Section 4 above, a Total Dividend Equivalent amount will be credited to your performance stock unit account and shall be deemed reinvested in additional Units (“Dividend Equivalent Units”). The Total Dividend Equivalent amount will be determined by multiplying the number of underlying Units determined to have vested by the per share amount of each cash dividend paid on the Company’s common stock with a record date and payment date occurring between the Grant Date and the applicable vesting date, and adding those products together. Each of those products is referred to as a “Dividend Equivalent Amount.” The number of Dividend Equivalent Units to be credited to your performance stock unit account pursuant to this deemed reinvestment will be determined by dividing each Dividend Equivalent Amount by the Fair Market Value of a share of the Company’s common stock on the applicable dividend payment date, and adding those quotients together. Any Dividend Equivalent Units so credited will be fully vested and subject to settlement with the underlying Units as provided in Section 5 above.

7.             Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to the Vesting Date.

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8.             Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its General Counsel and Corporate Secretary, at its office at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711, jspolar@audioeye.com, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.

9.             Additional Provisions.

(a)           No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)           Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c)           Governing Law.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(d)           Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)           Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f)            Section 409A of the Code. The Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to either be exempt from or comply with Section 409A of the Code so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Award shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you.

(g)           Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the SEC or any national securities exchange on which the Stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

(h)           Electronic Delivery and Acceptance. The Company may deliver any documents related to this Performance Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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EXHIBIT A

PERFORMANCE GOALS

Performance Goal	Number of Performance Shares Vesting if Performance Goal is Deemed Achieved
Volume Weight Average Price (“VWAP”) of the Company’s common stock in excess of $100 on the Nasdaq Stock Market LLC over 20 consecutive Trading Days	50,000

Monthly Recurring Revenue equal to or more than $6,000,000 for two consecutive calendar months	50,000

“Monthly Recurring Revenue” will be determined by the Committee using the methodology for calculating Monthly Recurring Revenue for purposes of the Company’s reporting in its filings with the Securities and Exchange Commission.

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